Exhibit 99.1

October 31, 2007

To Our Shareholders:

On October 2, we announced the execution of a definitive agreement for First Defiance Financial Corp. (Nasdaq: FDEF) to acquire Pavilion Bancorp, Inc. and its wholly owned subsidiary, the Bank of Lenawee. Pending regulatory and shareholder approval, this transaction is expected to be finalized by the end of the first quarter of 2008. For each share of Pavilion Bancorp stock, each Pavilion Bancorp shareholder will receive 1.4209 shares of First Defiance common stock and $37.50 in cash. Based on the closing price of First Defiance shares on October 2, 2007, this transaction is valued at $55.7 million or $75.54 per share. The value per share of Pavilion Bancorp stock may be different at the time the merger takes place as a result of changes in the market price of First Defiance stock. We anticipate holding a Pavilion Bancorp shareholder meeting sometime in the first quarter of 2008 to seek shareholder approval for the transaction. Prior to that meeting, a prospectus and proxy statement explaining the transaction will be sent to you. You will likewise receive a proxy card allowing you to vote in absentia in case you anticipate being out of town or otherwise choose not to attend the shareholder meeting.

First Defiance has a strong presence in northwest Ohio, and this acquisition will expand their footprint into the southeastern Michigan market. The organization is well known for its customer-focused, local decision-making strategy to which our markets are accustomed. In addition to commercial, retail, and mortgage banking similar to those provided by Bank of Lenawee, First Defiance also offers insurance, trust and investment services.

We believe that First Defiance, with its proven commitment to community banking, is an ideal partner for Pavilion Bancorp. By combining the strengths of each organization, the transaction is expected to produce significant benefits for our shareholders, customers and communities. For further information about First Defiance and the definitive agreement, please visit www.first-fed.com.

Pavilion Bancorp continued to perform well in the third quarter. Year to date earnings were $1.84 million, on par with the same period in 2006, and net interest income increased by approximately 2.69% during the same time period. The increase in net interest income reflects our strong net interest margin, which improved from 4.39% in the first nine months of 2006 to 4.60% for the first nine months of 2007. Total loans and deposits declined year over year by $4.6 million and $4.3 million, respectively. This reflects the continued softness in the Michigan economy. Earnings per share remained stable at $2.53 for the nine month period ended September 30, 2007 versus $2.55 for the same period in 2006.

We are pleased to announce that the Pavilion Bancorp Board of Directors has approved a quarterly cash dividend for shareholders of $0.26 per share, which has now been paid to you.

On behalf of the Board of Directors, Management and Staff, we express our gratitude for your continued investment and support.

Sincerely, /s/ Douglas L. Kapnick Douglas L. Kapnick Chairman	/s/ Richard J. DeVries Richard J. DeVries President & CEO

IMPORTANT NOTE:

This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

First Defiance will be filing a Registration Statement on Form S-4 concerning the merger with the SEC, which will include the joint prospectus/proxy statement that will be mailed to Pavilion’s shareholders.  WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain the documents free of charge, when filed, at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by First Defiance will be available free of charge from the Secretary of First Defiance at 601 Clinton Street, Defiance, Ohio 43512, telephone (419) 782-5015, and documents filed with the SEC by Pavilion will be available free of charge from the Secretary of Pavilion at 135 East Maumee Street, Adrian, Michigan 49221, telephone (517) 266-5035.  INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

First Defiance, Pavilion and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger.  Additional information about the directors and executive officers of First Defiance may be obtained through the SEC’s website from the definitive proxy statement filed by First Defiance with the SEC on March 20, 2007.  Additional information about the directors and executive officers of Pavilion may be obtained through the SEC’s website from the definitive proxy statement filed by Pavilion with the SEC on March 20, 2007.  Additional information about participants in the proxy solicitation and their interests in the transaction will be contained in the joint prospectus/proxy statement to be filed with the SEC.

Safe Harbor Statement
This letter may contain forward-looking statements about First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company that involve inherent risks and uncertainties, including statements that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” or similar expressions. There are a number of important factors that could cause future results to differ materially from these forward-looking statements. These factors could include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the counties in which First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company or the businesses in which First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company are engaged; (8) difficulties in combining the operations of Pavilion Bancorp, Inc. with those of First Defiance Financial Corp., and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this letter.